Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA United States T +1 212 768 6700 F +1 212 768 6800 dentons.com

April 9, 2025

Immunic, Inc. 1200 Avenue of the Americas, Suite 200 New York, NY 10036

Re:	Immunic, Inc. – Registration Statement on Form S-3

 Ladies and Gentlemen:

In our capacity as special counsel to Immunic, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-275717) (the “Registration Statement”), which Registration Statement the Company initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 22, 2023, and which the Commission declared effective on May 31, 2024, and the prospectus supplement filed pursuant to Rule 424(b) under the Securities Act, dated April 9, 2025 (the “Prospectus Supplement”), under which the Company is offering up to 5,666,667 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The Shares are being sold pursuant to a securities purchase agreement dated as of April 9, 2025, by and between the Company and each purchaser party thereto (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Certificate of Incorporation, as amended and restated, (ii) the Company’s bylaws, as amended and restated (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (the Prospectus Supplement and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware (excluding local laws) and the federal law of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP